Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

OXIS International, Inc.

We consent to the incorporation by reference in this Registration Statement of OXIS International, Inc. and subsidiaries on Form S-8 of our report dated March 14, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-KSB of OXIS International, Inc. and subsidiaries for the year ended December 31, 2002.

/s/    WILLIAMS & WEBSTER, P.S

Williams & Webster, P.S

April 21, 2003

Spokane, Washington